EXHIBIT 99.1

Psychemedics Announces Second Quarter Results

ACTON, Mass., Aug. 12, 2020 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced second quarter financial results for the period ended June 30, 2020.

The Company’s revenue for the quarter ended June 30, 2020 was $3.3 million versus $9.3 million for the quarter ended June 30, 2019, a decrease of 64%.  Net loss for the quarter ended June 30, 2020 was $2.1 million or ($0.37) per diluted share, versus net income of $0.8 million or $0.14 per diluted share, for the comparable period last year. The Company’s revenue for the six months ended June 30, 2020 was $10.9 million versus $19.1 million for the comparable period in 2019, a decrease of 43%.  Net loss for the six months ended June 30, 2020 was $2.2 million or ($0.40) per diluted share, versus net income of $1.4 million or $0.25 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"2Q 2020 is the quarter most companies would like to forget --- and get behind them. We certainly are happy to do so.

“While the impact from the Coronavirus pandemic (“COVID-19”) affected the Company’s sales volumes, it did not impact the Company’s ability to perform testing. The Company has had no interruptions to laboratory operations. In response to COVID-19, there are several safety measures the Company implemented to ensure the safety of our employees as well as maintaining our staff and business continuity. One of these measures was to split personnel into two-week shifts, with some personnel paid to stay home to minimize and mitigate any disruption. As a result, we incurred more personnel expenses than we would have otherwise, based on the volume.

“2nd Quarter results were, however, negatively impacted by three factors:

  COVID-19 impacted both our domestic and international revenues. Domestic revenues declined 54%, with a basic shutdown of the economy. However, we saw significant monthly improvement during the quarter. June’s average volume increased 79% over the low in April.  In addition, we were fortunate to be serving major essential and safety- sensitive industries such as Trucking and Oil & Gas, which acted somewhat as anchors to windward, declining less than other market segments. International revenues declined 92% compared to 2Q 2019 due to the falloff in volume from Brazil. Because of COVID-19, the Brazilian government closed all driver license bureaus and extended the license renewal period for all driver licenses, including commercial transportation licenses.

  As we reported in our Q1 release, we received in May loan proceeds of $2.2 million under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration. As a result, we were able to retain staff levels and use our extra staffing for protection against any impact of COVID-19 on our lab operations. We believe that we qualify for $1.7 million of that loan to be forgiven in Q2 according to the SBA formulas (with the remainder to be forgiven in Q3). If we used one of accounting’s basic principles, matching revenues and expenses, we would have taken the $1.7 million into income in Q2.  However, the approval process will take several months.  So, while we had the additional staffing expenses, we did not take the loan forgiveness into income, thereby precluding us from matching revenues and expenses. Therefore, we anticipate being able to take the entire PPP $2.2 million into income in the second half of this year. Had we been able to record the PPP, our reported loss of $0.37 cents per share would have been reduced to $0.06 per share for the quarter.

  Our G&A expenses showed a substantial increase in the quarter due primarily to a significant increase in legal expenses.  This was due to two unusual factors: a) last year’s 2Q had a credit for some legal expenses due to an insurance reimbursement and b) this year’s 2Q included a significant amount of legal expenses related to discussions we had regarding potential strategic transactions.  As a result of being approached by third parties, our Board of Directors authorized the Company to explore strategic alternatives to enhance shareholder value.  As a result of this process, during the quarter, the Company incurred increased legal costs.  The Company does not intend to comment further or update the market with any further information on the process unless and until the Board of Directors has approved a specific action.  There can be no assurance that this process will result in any definitive agreement, any specific action or change in current strategy.

“Had we not had these unusual legal expenses, along with the PPP inclusion in income, our earnings for Q2 would have been almost breakeven.  As such, we believe these reported results do not reflect the real underlying strength of our company. We see from previous traumatic experiences in our country that drug use increases during times of intense stress --- and this lockdown surely qualifies in the extreme. We know companies and our clients tell us that they will be more determined than ever to keep drug abusers out of the workplace. Therefore, we believe we are well positioned, especially in our domestic business, as the country opens up and the economy recovers.

“The Company had approximately $6.5 million of working capital, including $3.7 million of cash, as of June 30, 2020.

“The Company has paid 94 consecutive dividends (23 ½ years), even during the financial crisis in 2008.   However, as a result of the current pandemic, the dividend was suspended following the first quarter and will remain suspended at this time. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments.  We evaluate the dividend each quarter and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner, Vice President of Finance
Neill@psychemedics.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees, the continued operation of our testing facilities and loan forgiveness under the PPP program) may be “forward looking” statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on the our business generally, plus cash flows, available surplus,  capital expenditure reserves required, debt service obligations, regulatory requirements and other factors that the Board of Directors of the Company may take into account.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income/(Loss)
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues	$3,314	$9,289	$10,851	$19,111
Cost of revenues	3,566	5,120	8,375	10,534

Gross profit (loss)	(252)	4,169	2,476	8,577

Operating Expenses:
General & administrative	1,853	1,355	3,386	3,270
Marketing & selling	856	1,088	1,962	2,217
Research & development	345	400	676	820

Total Operating Expenses	3,054	2,843	6,024	6,307

Operating income (loss)	(3,306)	1,326	(3,548)	2,270
Other income (expense), net	(39)	22	(112)	48

Income (loss) before provision for (benefit from) income taxes	(3,345)	1,348	(3,660)	2,318

Provision for (benefit from) income taxes	(1,295)	580	(1,451)	923

Net income (loss)	$(2,050)	$768	$(2,209)	$1,395

Diluted net income (loss) per share	$(0.37)	$0.14	$(0.40)	$0.25

Dividends declared per share	$-	$0.18	$0.18	$0.36

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	June 30,	December 31,
	2020	2019

ASSETS
Current Assets:
Cash	$3,672	$7,283
Accounts receivable, net of allowance for doubtful accounts
of $28 in 2020 and $45 in 2019	2,560	3,780
Prepaid expenses and other current assets	1,496	1,788
Income tax receivable	2,026	--

Total Current Assets	9,754	12,851

Fixed assets, net of accumulated amortization and depreciation
of $15,565 in 2020 and $16,197 in 2019	10,374	10,862
Other assets	920	943
Operating lease right-of-use assets	4,728	2,875

Total Assets	$25,776	$27,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$61	$617
Accrued expenses	1,649	3,577
Current portion of long-term debt	683	678
Current portion of operating lease liabilities	890	963

Total Current Liabilities	3,283	5,835

Long-term debt	3,789	1,951
Long-term deferred tax liabilities	476	550
Long-term portion of operating lease liabilities	4,304	2,375
Total Liabilities	11,852	10,711

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
Shares issued and outstanding: 6,195 in 2020 and 6,185 in 2019	31	31
Additional paid-in capital	32,564	32,249
Accumulated deficit	(6,956)	(3,754)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated other comprehensive loss	(1,633)	(1,624)

Total Shareholders' Equity	13,924	16,820

Total Liabilities and Shareholders' Equity	$25,776	$27,531